EXHIBIT 99.1

TTM Technologies, Inc. Updates First Quarter 2014 Outlook

COSTA MESA, Calif., April 10, 2014 (GLOBE NEWSWIRE) -- TTM Technologies, Inc. (Nasdaq:TTMI), a major global printed circuit board (PCB) manufacturer, today updated its outlook for the first quarter of 2014.

TTM expects first quarter revenue to be at the low end of its prior guidance range of $290 million to $310 million. While operating performance was consistent with its guidance, the Company expects to incur an unrealized, non-cash foreign exchange loss of approximately $3.6 million, ($0.03) per diluted share, in the quarter due to the rapid depreciation of the Chinese RMB against the U.S. dollar. As a result of this foreign exchange loss, the Company expects non-GAAP earnings in the range of breakeven to $0.02 per diluted share, compared to its previous guidance of non-GAAP earnings in the range of $0.03 to $0.09 per diluted share.

First Quarter 2014 Earnings Call Information

The Company will host a conference call and webcast to discuss first quarter 2014 results and second quarter 2014 outlook on Wednesday, April 30, 2014, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time).

Telephone access is available by dialing domestic 1-877-941-9205 or international 1-480-629-9771. The conference call also will be webcast on TTM Technologies' website at www.ttmtech.com.

To Access a Replay of the Webcast

The replay of the webcast will remain accessible for one week following the live event on TTM Technologies' website at www.ttmtech.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the Company's current expectations, and the Company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company's dependence upon the electronics industry, contemplated significant capital expenditures and related financing requirements, the Company's dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results and other "Risk Factors" set forth in the Company's most recent SEC filings.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the Company's time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.

CONTACT: Todd Schull, CFO
         714-327-3000